Filed Pursuant to Rule 433

Registration No. 333-189182

No. 333-189182-01

$475 million World Financial Network Credit Card Master Trust (WFNMT) 2015-B

Joint Leads:	RBC (str), JPM, Wells
Co-Managers:	BNP, BAML, CIBC, DB, Fifth Third, MUFG, Mizuho, Scotiabank, SMBC

CL	AMT(MM)	WAL	S&P/F/DBRS	E.FINAL	L.FINAL	SPRD	YLD%	CPN%	$Px

A	$475.00	4.99	AAA/AAA/AAA	08/17/20	06/17/24	iSw+85	2.567	2.55	99.98388

Expected Settle:	08/21/15
First Pay Date:	10/15/15
Registration:	SEC Registered
ERISA Eligible:	Yes
Expected Ratings:	S&P/Fitch/DBRS
Min Denoms:	1K x 1K
CUSIP:	981464 EY2

Bill & Deliver:	RBC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus upon request. The securities may not be suitable for all investors. RBC Capital Markets, LLC and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.